Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	July 27, 2011
Brenda A. Blake, ext. 3202
AmeriGas Partners to Issue Notes
VALLEY FORGE, Pa., July 27, 2011 — AmeriGas Partners, L.P. (NYSE:APU), (“AmeriGas Partners”) today announced that it and its wholly owned subsidiary, AmeriGas Finance Corp. (the “Co-Issuer”), intend to offer, subject to market and other conditions, $450 million aggregate principal amount of senior notes due 2019 in a registered public offering. The proceeds from the offering will be used to finance AmeriGas Partners’ tender offer for its outstanding 7 1/8% Senior Notes due 2016 and for general corporate purposes, including repaying borrowings outstanding under the bank credit agreement of AmeriGas Partners’ operating partnership, AmeriGas Propane, L.P.
AmeriGas Partners and the Co-Issuer have registered the notes on a registration statement on Form S-3 (including a prospectus) filed with the Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement and the supplement thereto and the other documents that AmeriGas Partners has filed with the SEC for more complete information about AmeriGas Partners and this offering. These documents are available at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, these documents will be made available upon request by AmeriGas Partners or by any underwriter or dealer participating in the offering.
Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. will be acting as joint book-running managers for the notes offering. Interested parties may obtain a prospectus from Credit Suisse Securities (USA) LLC by directing a request to Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling 1-800-221-1037.
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction. Any offer to sell, or solicitation of an offer to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC.
About AmeriGas Partners, L.P.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 distribution locations.

AP-11	* * *	07/27/11